Exhibit 99.1

Philip F. Anschutz to Retire from the Regal Entertainment Group
Board of Directors at Regal’s Annual Meeting on May 10, 2006

Knoxville, Tennessee — February 28, 2006 — Regal Entertainment Group (NYSE: RGC), a leading motion picture exhibitor owning and operating the largest theatre circuit in the United States under the Regal Cinemas, United Artists Theatres and Edwards Theatres brands, today announced Philip F. Anschutz’s intention to retire from the Company’s Board of Directors effective at the Company’s next annual meeting on May 10, 2006.

The Anschutz Company will continue to have representation on Regal’s Board through Craig Slater, a current Regal board member.  In a letter to Regal management, Mr. Anschutz expressed his confidence in Regal’s long-term prospects, its strong and capable management team and its dedicated and experienced Board of Directors.  In addition to stepping down from Regal’s Board, Mr. Anschutz also announced his retirement from the Board of Directors of Union Pacific Railroad and Qwest Communications so he may devote more time and attention to his privately held investments.

“We have appreciated the support and vision of Phil Anschutz and look forward to the continued involvement of The Anschutz Company on Regal’s Board of Directors,” stated Mike Campbell, CEO of Regal Entertainment Group.

Forward-looking Statements:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included herein, other than statements of historical fact, may constitute forward-looking statements.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2005.  All forward-looking statements are expressly qualified in their entirety by such factors.

About Regal Entertainment Group

Regal Entertainment Group (NYSE: RGC) is the largest motion picture exhibitor in the world. The Company’s theatre circuit, comprising Regal Cinemas, United Artists Theatres and Edwards Theatres, operates 6,463 screens in 555 locations in 40 states and the District of Columbia. Regal operates approximately 18% of all indoor screens in the United States including theatres in 43 of the top 50 U.S. markets and growing suburban areas. We believe that the size, reach and quality of the Company’s theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations and, through its investment in National CineMedia, LLC, further realize cinema advertising, marketing and other revenue enhancing opportunities by utilizing Regal’s existing asset base.

Additional information is available on the Company’s Web site at www.REGmovies.com.

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Financial Contacts:

Don De Laria

Regal Entertainment Group

Vice President — Investor Relations

865-925-9685

don.delaria@REGmovies.com

Media Contact:

Dick Westerling

Regal Entertainment Group

Senior Vice President — Marketing

865-925-9539

dick.westerling@REGmovies.com